Exhibit 99.1


        Candie's, Inc. Reports First Quarter of Fiscal Year 2005 Results


NEW YORK--(BUSINESS WIRE)--June 10, 2004--Candie's, Inc. (NASDAQ: CAND) (the "Company") today announced its results for the quarter ended April 30, 2004 ("First Quarter") of its fiscal year ending January 31, 2005 ("Fiscal 2005").

As previously announced, as of the end of Fiscal 2004, the Company had completed the transition of its footwear business to the new licensing model, discontinuing all activity in its operating wholesale and retail footwear divisions. The Company continues to operate its BONGO jeans wear division through its wholly-owned subsidiary Unzipped Apparel, LLC ("Unzipped") and its private label men's casual boot business through its wholly-owned subsidiary, Bright Star Footwear, Inc.

Licensing income was $1.94 million for the First Quarter, as compared to $1.18 million in the prior year quarter, an increase of 64.3%. The Company anticipates similar increases versus the prior year in licensing income for the remainder of Fiscal 2005, its first full year under the licensing model.

The Company reported consolidated net income of $33,000, for the First Quarter, or $.00 per diluted share, as compared to $726,000, or $.03 per diluted share for the prior year quarter on 26.9 million and 25.1 million diluted shares, respectively. Consolidated operating income was $729,000 for the First Quarter, as compared to $1.6 million in the prior year quarter.

Selling, general and administrative expenses for the First Quarter in the footwear segment (presently transitioned to the new licensing model) decreased by $5.4 million, or 72.7% to $2.0 million from $7.4 million in the comparable quarter from the prior year, primarily due to the discontinuance of the operating footwear business and the transition to a licensing model. The Company anticipates that selling, general and administrative expenses will continue to decrease significantly for the remainder of Fiscal 2005,as compared to Fiscal 2004, now that the Company is fully transitioned out of the operating footwear business to a licensing model.

As announced in a separate press release today, the Company has entered into an agreement to sell Unzipped to TKO Apparel, Inc. ("TKO") on or before February 1, 2005 for a purchase price based on the tangible net worth of Unzipped at the time of closing. In addition, the Company announced that it has licensed its BONGO jeans wear to TKO Apparel, which will begin generating licensing income upon its effective date of August 2, 2004.

Neil Cole, President and CEO commented, "Our first quarter as a brand management company begins to hint at the potential of our new business model. With the addition of the BONGO jeans wear license, and the continuing roll out of CANDIE'S footwear, we expect royalty income to grow throughout Fiscal 2005 and beyond. We are continuing to add new licenses in key categories for both BONGO and CANDIE'S, and are pleased to see increasing customer acceptance of our products and loyalty to our brands. We are confident that our new business model is the basis for a profitable future."

Shareholders are invited to listen to the conference call scheduled for today at 10:00 AM Eastern Daylight Time. The call will be webcast live via the Internet and can be accessed by logging on to www.candiesinc.com and clicking on the "Live Webcast" link on the "Investor's Overview" page. The call will be archived on the web and a replay can also be accessed via telephone by dialing (888) 286-8010 and will be available through June 17, 2004.

About Candie's, Inc.

Candie's, Inc. is in the business of licensing the CANDIE'S and BONGO trademarks on a variety of young women's footwear, apparel and fashion products, and is a leading designer, distributor and marketer of jeans wear under the BONGO brand through its wholly owned subsidiary, Unzipped Apparel, LLC. Through its wholly owned subsidiary Brightstar Footwear, Inc., the Company also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer. For investor information please visit the corporate web site at http://www.candiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's decision to license its footwear business, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Candie's, Inc. and Subsidiaries

Condensed Consolidated Income Statements
 (Unaudited)

                                           Three Months Ended
                                ---------------------------------------
                                      April 30,            April 30,
                                        2004                 2003
                                ---------------------------------------
                                (000's omitted, except per share data)

Net sales                          $    11,837            $  40,863
Licensing income                         1,936                1,178

Net revenue                             13,773               42,041
Cost of goods sold                       8,831               30,147

Gross profit                             4,942               11,894

Selling, general and administrative
 expenses                                4,114                9,861
Special charges                             99                  434

Operating income                           729                1,599

Other expenses:
        Interest expense - net             696                  873

Income before income tax provision          33                  726

Income tax provision                         -                    -

Net income                         $        33            $     726

Earnings per share:
                      Basic        $      0.00            $    0.03

                      Diluted      $      0.00            $    0.03


Weighted average number of common shares outstanding:
                      Basic             26,022               25,015

                      Diluted           26,903               25,054



Selected Balance Sheet Data:

                                     4/30/2004            1/31/2004

Current Assets                          19,223               25,655
Total Assets                            68,505               74,845
Current Liabilities                     22,083               29,905
Stockholders' Equity                    19,283               18,868


    CONTACT: Candie's Inc.
             Richard Danderline, 212-730-0030